Exhibit 1
Summary Description of Merger Agreement and Form of Tender and Voting Agreement
The Merger Agreement.
     The following summary description of the Agreement and Plan of Merger between L.B. Foster Company (“Parent”), Foster Thomas Company (“Purchaser”) and Portec Rail Products, Inc. (the “Company”), dated February 16, 2010 (the “Merger Agreement”) is qualified in its entirety by reference to the Merger Agreement itself, which is filed as Exhibit 2 to the Schedule 13D filed with the United State Securities and Exchange Commission (“SEC” or “Commission”). Unless otherwise set forth below, all capitalized terms have the meaning ascribed to those terms as set forth in the Schedule 13D.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer within ten business days of the date of the Merger Agreement, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth below, Purchaser will purchase all common stock of the Company (the “Company Common Shares” or the “Shares”) validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, Purchaser will not (i) decrease the Offer Price, (ii) decrease the aggregate number of Company Common Shares sought, (iii) change the form of consideration to be paid pursuant to the Offer, (iv) amend the Minimum Condition (as defined below), (v) impose conditions to the Offer in addition to those included in the Merger Agreement, (vi) except as provided in the proviso set forth below in this paragraph, extend the Offer, (vii) amend or waive the conditions set forth in clauses (ii)(a) and (b) of the conditions set forth in the “Conditions of the Offer” set forth below or (viii) amend any other term or condition of the Offer in any manner which is adverse to the holders of Company Common Shares, it being agreed that a waiver by Purchaser of any condition in its discretion shall not be deemed to be adverse to the holders of Company Common Shares; provided that, if on any scheduled expiration date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the Offer shall not have been satisfied or waived, Purchaser may, without the consent of the Company, (x) from time to time, extend the Offer in increments as determined by Purchaser to be reasonably necessary to cause such conditions to be satisfied and (y) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer; provided, further, that, if on any scheduled expiration date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the Offer shall not have been satisfied or waived, the Company may cause Purchaser to extend the expiration date by ten business days; provided, however, that the expiration date may not be extended more than once pursuant to such clause. Purchaser may also extend the Offer by no more than 20 business days if the Minimum Condition has been satisfied but less than 90% of the Company Common Shares have been tendered. Purchaser may also provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.
     The Minimum Condition is an amount equal to a number of Company Common Shares that (including the shares tendered under the Tender and Voting Agreement (as defined below)) immediately prior to the acceptance for payment of Company Common Shares pursuant to the Offer represents at least sixty-five percent of the sum of (i) the aggregate number of Company Common Shares outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer, plus (ii) the aggregate number of Company Common Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for Company Common Shares or other capital stock of the Company outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer.
     Recommendation. The Company has represented to Parent in the Merger Agreement that the Company Board, unanimously (i) determined that the Merger Agreement and the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the West Virginia Business Corporation Act, (iii) approved the Tender and Voting Agreement and the transactions contemplated thereby, (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares and approve of the Merger Agreement and the Merger, (v) irrevocably resolved to elect, to the extent of the Company’s board of directors’ power and authority and to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may be applicable to the Merger Agreement, Tender and Voting Agreement or the transactions contemplated by those agreements.

     The Company further represented that the Company’s Financial Advisors—Chaffe & Associates, Inc.—has delivered to the Company a written opinion to the effect that, as of the date of that opinion, the consideration to be received by the Company’s shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company’s shareholders.
     Directors. The Merger Agreement provides that Purchaser, promptly upon the purchase of and payment for Company Common Shares by Parent and prior to the effectiveness of the Merger (the “Effective Time”), (i) Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s board of directors that equals the product of (x) the total number of directors on the Company’s board of directors (giving effect to the election of any additional directors by Parent) and (ii) a fraction whose numerator is the aggregate number of Company Common Shares then beneficially owned by Parent and Purchaser (including Company Common Shares accepted for payment pursuant to the Offer), and whose denominator is the total number of Company Common Shares then outstanding (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire board of directors of the Company), and the Company shall take all commercially reasonable actions necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, and subject to the applicable requirements of Nasdaq (including Stock Market Rule 5605(c)), the Company will also use its reasonable best efforts (i) to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company’s board of directors, that represents the same percentage as the individuals designated by Parent represent on the board of directors of the Company and (ii) to cause individuals designated by Parent to constitute the same percentage of the members of the board of directors of each subsidiary and each committee thereof. The Company’s obligations relating to the board and its composition shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations relating to the board and its composition (subject to Parent’ timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to shareholders (together with the Schedule 14D-9 if Parent has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Parent designees to be elected or appointed to the Company’s board of directors. Parent or Purchaser will supply the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.
     Following the election or appointment of Parent’s designees and until the Effective Time, the approval of a majority of the individuals who were directors of the Company on the date the Merger Agreement was signed (“Continuing Directors”), or a single Continuing Director if there be only one such Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company’s board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company’s board of directors, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser requiring the consent of the Company, (iv) any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company or its shareholders, (v) any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder, which in the case of any of the foregoing adversely affects in any material respect the holders of Shares of Company Common Stock (other than Parent or Purchaser).
     Top-Up Option. Pursuant to the Merger Agreement, the Company has irrevocably granted to Parent and the Purchaser the option (the “Top-Up Option”) to purchase from the Company, at a price per Share equal to the Offer Price, up to that number of newly issued Company Common Shares (the “Top-Up Option Shares”) that, when added to the number of Company Common Shares owned by Parent and its subsidiaries at the time of such exercise, constitutes one share more than 90% of the sum of (x) the total number of Company Common Shares outstanding immediately prior to acceptance of the Company Common Shares pursuant to the Offer plus (y) the total number of Company Common Shares that are issuable upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof plus (z) the number of Shares issued pursuant to the Top-Up Option. The purchase price for the Top-Up Option Shares shall be paid either entirely in cash or, at the election of the Purchaser or Parent, in a combination of cash in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and by Parent and the Purchaser executing and delivering to the Company an unsecured promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, a maturity date on the first anniversary of the date of the execution and delivery of the promissory note, bearing interest at a market rate and prepayable in whole or in part without premium or penalty.
     Unless the Merger Agreement has been terminated in accordance with its terms, the Top-Up Option may be exercised at any time on or after any expiration date and on or prior to the fifth business day after the later to occur of the expiration date of the Offer or the expiration date of any subsequent offering period. The exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable law (other than pursuant to the rules and regulations of the Nasdaq Stock Market) and no judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of the Top-Up Option Shares would not require approval by the Company stockholders under West Virginia law, (iii) immediately after the exercise of the Top-Up Option and issuance of the Top-Up Option Shares, the number of Company Common Shares owned, directly or indirectly, by Parent or the Purchaser constitutes one share more than 90% of the total fully-diluted outstanding Company Common Shares, (iv) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall not exceed the number of authorized and unissued shares of the Company and (v) the Purchaser has accepted for payment and deposited or caused to be deposited with the depository for the Offer cash sufficient to pay the aggregate Offer Price for all accepted Company Common Shares. The purpose of the Top-Up Option is to facilitate a short-form merger, in accordance with West Virginia law, following completion of the Offer.
     The Merger. The Merger Agreement provides that, subject to its terms and conditions, the Company and Purchaser shall be, at the Effective Time, merged in accordance with the West Virginia Business Corporation Act into a single corporation existing under the laws of the State of West Virginia, whereby the Company shall be the surviving corporation and a wholly-owned subsidiary of Parent (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the “Surviving Corporation”).
     Charter, By-Laws, Directors and Officers. Without any further action by the Company and Purchaser, the articles of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be and continue to be the articles of incorporation and bylaws of the Surviving Corporation until amended as provided therein. The directors of Purchaser and the officers of Purchaser at the Effective Time shall, from and after the effectiveness of the Merger, be the initial directors and officers, respectively, of the Surviving Corporation until in each case their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.
     The Company Stockholder Meeting. Unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act (where Purchaser has acquired at least 90% of the outstanding shares of each class of capital stock of the Company), as contemplated, the Company, acting through its board of directors, shall duly call a special meeting of its shareholders to be held in accordance with the West Virginia Business Corporation Act at the earliest practicable date, upon due notice thereof to its shareholders, to consider and vote upon, among other matters, the adoption and approval of the Merger Agreement and the Merger. The Company’s board of directors will recommend the approval of the Merger and will use its best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the Company shareholders to approve the Merger Agreement and the Merger pursuant to proxy solicitation materials. Each of Parent and Purchaser agrees that it will execute a written consent or vote, or cause to be voted, all of the Company Common Shares acquired by it pursuant to the Offer and Top-Up Option and otherwise then owned by it and its subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.
     Additionally, under the Merger Agreement, unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act, the Company is required to prepare and file with the SEC as soon as practicable after the consummation of the Offer, a proxy statement relating to the Merger as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. The Company shall use its reasonable best efforts to respond to any comments made by the SEC or its staff with respect to the proxy statement, and shall cause the proxy statement to be mailed to the Company’s shareholders as promptly as practicable.

     If Purchaser shall own at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 31D-13-1301 of the West Virginia Business Corporation Act.
     Additional Actions after the Merger. The Merger Agreement further provides that, at any time after the Effective Time, if any additional actions are necessary or desirable to vest in the Surviving Corporation its title to any of the rights of the Company or otherwise to carry out the provisions of the Merger Agreement, the Company and its officers and directors will be deemed to have granted an irrevocable power of attorney to the Surviving Corporation.
     Conversion of Securities. At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than the Company Common Shares (if any) owned by the Company, Parent or Purchaser, will by virtue of the Merger and without any action on part of the holders, automatically be cancelled and converted into the right to receive the price per share actually paid in the Offer in cash (the “Merger Consideration”). At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the Company shareholder, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.
     The Merger Agreement also provides that each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters’ rights with respect thereto under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act shall not be converted into or represent the right to receive the Merger Consideration, but the holder thereof shall be entitled to receive such payment of the fair value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s rights under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act, each such holders’ Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.
     Under the Merger Agreement, the Company shall give Parent (x) prompt notice of any written demands for payment of the fair value of Shares, withdrawals of such demands and any other instruments delivered pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act and (y) the opportunity jointly to participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act and will not, except with the prior written consent of Parent, settle or offer to settle any such demands or waive any failure to comply with Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act by any holder of Company Common Shares.
     Treatment of Stock Options. Under the Merger Agreement, each option granted under the Company 2006 Stock Option Plan or under any other plan or agreement of the Company that is outstanding and unexpired immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which the Merger Consideration exceeds the exercise price per share will, effective as of immediately prior to the Effective Time, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of Company Common Shares subject to such option and (2) the excess of the Merger Consideration over the exercise price of such option (less any applicable withholding taxes). Each option granted under the Company 2006 Stock Option Plan or under any other plan or agreement of the Company that is outstanding immediately prior to the Effective Time, whether or not then vested or exerciseable, with respect to which the Merger Consideration does not exceed the exercise price per share shall, effective as of immediately prior to the Effective Time, be cancelled and no payments shall be made with respect thereto. Notwithstanding the foregoing, (i) payment of any such lump sum cash amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Company option and all of such holder’s rights under such Company options have terminated and (ii) with respect to any option holder subject to Section 16(a) of the Exchange Act, any amount to be paid to such person shall be paid as soon as practicable after the payment can be made without liability on such person’s part under Section 16(b) of the Exchange Act.
     Under the Merger Agreement, the Company’s board of directors (or, if appropriate, any committee administering Company stock plans) has represented that it has adopted such resolutions or taken such other actions as are required to give effect to the treatment of options and other rights described herein that were granted under the Company 2006 Stock Option Plan, as amended. All amounts payable in connection with these options or rights shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Surviving Corporation as soon as practicable following the Effective Time.
     Representations and Warranties. Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, Parent and Purchaser’s organization and standing, Parent’s and Purchaser’s corporate power and authority, conflicts, consents and approvals, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, and required funds. The Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and standing, capitalization, its subsidiaries, corporate power and authority, conflicts, consents and approvals, compliance with law, filings with the Commission and securities law matters, undisclosed liabilities, permits and compliance, litigation, intellectual property, contracts, employee benefit plans, operation of business and relationships, taxes, insurance, brokerage and finders’ fees, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, real estate matters, environmental matters and labor matters.
     The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by Parent, the Purchaser and the Company in the Merger Agreement, may be subject to a standard of materiality provided for in the Merger Agreement, and are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Parent, the Purchaser and the Company, and establishing the circumstances under which Parent and the Purchaser may have the right not to consummate the Offer or a party may have the right to terminate the Merger Agreement, rather than establishing matters of fact.
     HSR Act Filings; Reasonable Efforts; Notification. The Merger Agreement obligates, the Company, Parent and Purchaser to each use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (B) obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby including the Offer and the Merger, and (C) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (1) the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and any other applicable federal or state securities laws, (2) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), and any related governmental request thereunder and (3) any other applicable law. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other governmental entity in connection with antitrust or related matters. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement or threat of commencement of any proceeding by or before any governmental entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (b) keep the other party informed as to the status of any such proceeding or threat, and (c) promptly inform the other party of any communication to or from any governmental entity regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. Except as may be prohibited by law, (x) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (y) in connection with any such proceeding, each party will permit authorized representatives of the other to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or the Subsidiaries’ ability to operate or retain any of the businesses, product lines or assets of the Company or any Subsidiary, provided, however, that any such action is conditioned upon the consummation of the Offer and satisfaction of all conditions to the consummation of the Offer.
     Each of the Company and Parent shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. However, neither Parent nor Purchaser shall be required to agree to hold separate or to dispose of any assets or businesses of Parent and its subsidiaries or of the Company and its subsidiaries.
     Public Announcements. Parent and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. Additionally, the Company and its subsidiaries and representatives will not make any disclosure to their employees, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement, unless (a) Parent shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure or (b) such disclosure is required by applicable law.
Indemnification; Directors’ and Officers’ Insurance. Pursuant to the Merger Agreement, for a period of six years after the Effective Time, Parent has agreed that (a) it will cause the Surviving Corporation to retain the indemnification provisions under the Company’s Bylaws as in effect on the date of the Merger Agreement and (b) such provisions will apply to each person who was an officer, director or employee of the Company or any of its subsidiaries prior to the date of the Merger Agreement or who becomes an officer, director, employee or shareholder of the Company prior to the Effective Time (the “Indemnified Persons”). In addition, Parent has absolutely, unconditionally and irrevocably guaranteed and become surety for the full performance by the Surviving Corporation of its obligation to indemnify the Indemnified Persons. Parent has also agreed that in the event that it consolidates or merges with any other person and is not the surviving entity or transfers all or substantially all of its assets to any other person, provisions will be made such that the successors and assigns of Parent shall assume Parent’s obligations under the Merger Agreement to provide indemnification clauses in the Company’s bylaws, to guarantee the Surviving Corporation’s indemnification obligations and to provide directors’ and officers’ liability insurance.
     For a period of three years after the Effective Time, Parent is required to cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable to those currently applicable to the directors and officers of the Company.
     Employee Benefit Arrangements. Parent agrees that to the extent it terminates or freezes a Company benefit plan, (i) that the employees of the Company and its subsidiaries who continue employment with Parent or its subsidiaries shall be enrolled in comparable plans of Parent to the extent that Parent then offers comparable plans to its employees who are employed at similar geographic locations, and (ii) that for purposes of determining eligibility, vesting and benefits under any such plans, Parent will recognize service with the Company and its subsidiaries. However, the participation of any employees of the Company or its subsidiaries in any equity based compensation plans of Parent will be expressly determined by Parent in its sole discretion. Parent reserves the right, at any time after the consummation of the Merger, to terminate such employment and to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the Company or its subsidiaries.

     Prior to the time at which Purchaser accepts for payment any Shares tendered and not properly withdrawn pursuant to the Offer, the Company, in accordance with the Merger Agreement, will take all such steps required to cause each agreement, arrangement or understanding entered into by the Company or any of its subsidiaries with respect to (i) the payment related to the cancellation of Company Options as described in Section 2.5(b) of the Merger Agreement and (ii) payments being made to certain directors, executive officers and employees of the Company prior to the closing of the Offer in the amount of approximately $1,050,000, in each case to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
     Nothing in the Merger Agreement should be construed as giving any employee of the Company any right to continued employment after the consummation of the Merger.
     Conduct of The Company’s Operations. The Merger Agreement obligates the Company to, during the period from the date of the Merger Agreement to the Effective Time (unless Parent shall otherwise agree in writing), and to cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the service of its current officers and employees and maintain satisfactory relationship with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise permitted in the Merger Agreement or as disclosed to Parent by the Company in the Company Disclosure Letter delivered with the Merger Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:
•	amend or propose to amend its articles of incorporation or bylaws;

•	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any subsidiary, including but not limited to any securities convertible into or exchangeable for shares of stock of any class of the Company or any such subsidiaries, except for the issuance of Company Common Stock pursuant to the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their present terms;

•	amend or waive any of its rights under any provision of any of the Company stock option plans (provided that, notwithstanding anything in the Merger Agreement to the contrary, the Company may accelerate vesting under any or all of the Company options), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the capital stock of the Company and subsidiaries;

•	split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) dividends or distributions to the Company or a subsidiary and (ii) the declaration and payment by the Company of quarterly cash dividends in the amount of $0.06 per share in accordance with past practice, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Alternative Transaction Proposal (as defined below);

•	permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

•	enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of the Company or any subsidiary to compete with or conduct any business or line of business;

•	take any action that could be reasonably expected to result in any of the conditions to the Offer not being satisfied; and

•	take any action that could reasonably be expected to require the Company to become obligated to pay any severance due to a change-in-control or similar provision in any contract other than as a result of the consummation of the transactions contemplated by the Merger Agreement.
The Merger Agreement further obligates the Company to, during the period from the date of the Merger Agreement to the Effective Time (unless Parent shall otherwise agree in writing, such consent not to be unreasonably withheld), and to cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the service of its current officers and employees and maintain satisfactory relationship with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise permitted in the Merger Agreement or as disclosed to Parent by the Company in the Company Disclosure Letter delivered with the Merger Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent (which consent will not be unreasonably withheld):
•	make or rescind any material tax election or settle or compromise any material tax liability of the Company or of any of its subsidiaries.

•	plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the subsidiaries generally;

•	(1) create, incur or assume any indebtedness for borrowed money except for (i) borrowings in the ordinary course of business under existing revolving credit facilities and lines of credit and (ii) refinancing of existing obligations on terms that are no less favorable to the Company or the subsidiaries than the existing terms (other than interest rates may vary); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than a subsidiary); (3) make any capital expenditures (other than as necessary to conduct the business of the Company and subsidiaries consistent with past practice) or make any loans, advances or capital contributions to, or investments in, any other person (other than to a subsidiary and customary travel, relocation or business advances to employees); (4) acquire the stock or assets of, or merge or consolidate with, any other person; (5) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (6) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the subsidiaries taken as a whole other than to secure debt permitted under clauses (i) and (ii) of subsection (1) of this paragraph and other than the sale of assets in the ordinary course of business consistent with past practice;

•	increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change-in-control, collective-bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock-option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements or plans in effect on the date of the Merger Agreement, or (ii) increases in the salaries or wages of present employees (other than executives, officers and directors) in the ordinary course of business and consistent with past practice (for the avoidance of doubt, bonuses may be paid for calendar year 2009 performance consistent with past practice), except that the Company may make the payments set forth in the “ —Employee Benefits Arrangements” set forth above; and
•	commence or settle any material proceeding, or (2) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations either (A) to the extent reflected or reserved against in the Company’s balance sheet included in its quarterly report on Form 10-Q with respect to the period ended September 30, 2009; or (B) incurred in the ordinary course of business since the date of such balance sheet.
     No Solicitation and Fiduciary Right of Termination. During the term of the Merger Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to, or which is designed or reasonably likely to, facilitate, induce or encourage any inquiries with respect to, or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Transaction Proposal; (ii) participate in any discussion or negotiations regarding or facilitate any effort or attempt to make any Alternative Transaction Proposal (except to the extent necessary to disclose the Company’s obligations under the Merger Agreement with respect to Alternative Transaction Proposals); (iii) approve, endorse or recommend any Alternative Transaction Proposal, except to the extent permitted pursuant to the third paragraph in this Section “—No Solicitation and Fiduciary Right of Termination”; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal.
     As promptly as reasonably practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company will provide Parent with oral and written notice of the material terms and conditions of any Alternative Transaction Proposal, request or inquiry, a copy of any term sheet or proposed definitive agreement regarding such Alternative Transaction Proposal and any revisions thereto, and the identity of the person or group of persons making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall keep Parent informed, as promptly as reasonably practicable, in all material respects of the status and details (including amendments or proposed amendments) of any such Alternative Transaction Proposal, request or inquiry.
     However, if the Company is not in breach of its covenants contained in the first paragraph of this subsection, prior to the closing of the Offer, in response to an unsolicited bona fide Alternative Transaction Proposal that the Company’s board of directors determines in good faith (after receipt of advice from its outside legal counsel and in consultation with its financial advisor) constitutes or would reasonably be expected to lead to a Company Superior Proposal (as defined below), the Company’s board of directors may, to the extent that it determines in good faith (after receipt of advice from its outside legal counsel) that such action is required in order to comply with its fiduciary duties under applicable law, take the following actions to the extent reasonably necessary to satisfy such fiduciary duties (but only after giving Parent not less than 24 hours written notice of the intention to take such action and the identity of the person or group of persons making such Alternative Transaction Proposal): (i) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) but in no event less restrictive than the confidentiality provisions contained in the confidentiality agreement signed by Parent and the Company and provided that any information provided to such person is contemporaneously provided to Parent; and/or (ii) participate in negotiations regarding such Alternative Transaction Proposal.
     A “Company Superior Proposal” means any bona fide unsolicited written Alternative Transaction Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (with any financing necessary to consummate such Alternative Transaction Proposal to have been committed by a financial institution), all of the Company’s capital stock then outstanding or all of the assets of the Company, on terms which the Company’s board of directors determines in its good faith judgment (based on the advice of its advisors) to be more favorable from a financial point of view to the Company’s shareholders than the Offer and the

Merger, as the same may be proposed to be amended (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto).
     “Alternative Transaction Proposal” means (i) any tender or exchange offer for the Company’s Common Shares, (ii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers relating to any proposed tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any subsidiary of the Company or (iii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers to acquire in any manner beneficial ownership (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of ten percent (10%) or more of the outstanding voting securities of the Company or ten percent (10%) or more of the aggregate fair market value of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by the Merger Agreement or the Tender and Voting Agreement.
     Neither the Company’s board of directors nor any committee thereof shall (i) withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, the approval and the board of director’s recommendation of the Offer and Merger, (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction or (iii) cause the Company or any subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Alternative Transaction unless the Company’s board of directors shall have previously terminated the Merger Agreement pursuant to the third, fifth, seventh or eighth bullet points in Section — “Termination” below
     Nothing in the Merger Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company shareholders if the board of directors determines in good faith, after receipt of the advice of its outside legal counsel, that there is a reasonable basis for its determination that such action would create a reasonable possibility of a breach of its fiduciary duties under applicable law; provided, however, neither the Company nor its board of directors nor any committee thereof shall, except as permitted above, withdraw or modify, or propose publicly to withdraw or modify, the board of director’s recommendation of the Offer and Merger or approve or recommend, or propose publicly to approve or recommend, an Alternative Transaction Proposal.
     Access to Information. The Merger Agreement provides that until the Effective Time, the Company will and will cause its representatives to: (a) provide Parent and its representatives with reasonable access to the Company’s and its subsidiaries’ representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries; (b) provide Parent and its representatives with copies of such records, and with such additional financial, operating and other data and information regarding the Company and its subsidiaries and their financial condition, as Parent may reasonably request; and (c) fully cooperate with Parent in its reasonable investigation of the business. Prior to the Effective Time, the Company will furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by the Company with the SEC, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In addition, prior to the Effective Time, the will give prompt written notice to Parent, and the Parent will give prompt written notice to the Company, if either becomes aware of (A) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect, (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, (C) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in the Merger Agreement impossible or unlikely or that has had or would reasonably be expected to have a Company material adverse effect, and (D) the commencement of any litigation or proceeding against the Company, Parent or Purchaser.
     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used their reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

•	Unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act, the Merger Agreement shall have been approved by the affirmative vote of the shareholders of the Company required by and in accordance with applicable law.

•	Purchaser will have accepted for payment and paid for the Shares pursuant to the Offer and delivered funds to the depositary to pay for such Shares.
     Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the Company shareholders):
•	by mutual written consent of Parent and the Company;

•	prior to the Effective Time, by either Parent or the Company if a court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used its reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

•	prior to the time when Purchaser first accepts for payment and paid for Shares tendered in the Offer (“Offer Closing Date”), by either Parent or the Company if the acceptance for payment of Shares equal to or in excess of the Minimum Condition pursuant to the Offer shall not have occurred by the earlier of (i) the expiration of the Offer in accordance with its terms as a result of a failure of any of the conditions of the Offer, or (ii) the close of business on June 15, 2010 (the “Drop Dead Date”); provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this subclause if the failure of the acceptance for payment of Shares pursuant to the Offer by the close of business on the Drop Dead Date was caused by the intentional failure on the part of such party to perform its obligations under the Merger Agreement;

•	prior to the Offer Closing Date, by Parent if (i) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, or (ii) if any of the representations and warranties of the Company set forth in the Merger Agreement (which for this purpose will be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “in all material respects” or other materiality qualifiers) will not have been true and correct as of the date of the Merger Agreement and as of the then scheduled expiration date of the Offer (as it may be extended in accordance with the terms hereof) with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not be a Company Material Adverse Effect (as defined below); provided, however, if such failure to perform or comply or inaccuracy of representations and warranties is curable by the Company, then Parent may not terminate the Merger Agreement with respect to a particular failure to perform or comply or inaccuracy of representations and warranties prior to or during the ten business-day period commencing upon delivery by Parent of written notice to the Company of such failure to perform or comply or inaccuracy of representations and warranties, so long as the Company continues to exercise its reasonable best efforts to cure such failure to perform or comply or inaccuracy of representations and warranties during such ten business-day period;
•	prior to the Offer Closing Date, by the Company if: (i) any of Parent’s representations and warranties contained in the Merger Agreement shall fail to be true and correct as of the date of the Merger Agreement, or as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except where such failure does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger; or (ii) Parent shall not have complied with, in all material respects, Parent’s covenants contained in the Merger Agreement, except where such noncompliance does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger; provided, however, if such inaccuracy or breach is curable by Parent, then the Company may not terminate the Merger Agreement with respect to a particular inaccuracy or breach prior to or during the ten business-day period commencing upon delivery by the Company of written notice to Parent of such inaccuracy or breach, so long as Parent continues to exercise its reasonable best efforts to cure such inaccuracy or breach within such ten business-day period;

•	prior to the Offer Closing Date, by Parent if the Company’s board of directors has authorized the Company to enter into a binding written agreement regarding an Alternative Transaction Proposal or if the Company’s board of directors withdraws or modifies in a manner adverse to Parent the board of director’s recommendation with respect to the Offer and Merger or fails to reconfirm its recommendation within 15 business days after a written request to do so, or approves or recommends any Alternative Transaction Proposal in respect of the Company;

•	prior to the Offer Closing Date, by the Company if (i) the Company’s board of directors determines that an Alternative Transaction Proposal constitutes a Company Superior Proposal, (ii) the Company’s board of directors authorizes the Company to enter into a binding written agreement regarding such Alternative Transaction Proposal in accordance with the terms of the Merger Agreement, (iii) the Company provides information to Parent regarding such Alternative Transaction Proposal as reasonably requested by Parent, (iv) the Company notifies Parent in writing that the Company’s board of directors has determined that such Alternative Transaction Proposal constitutes a Company Superior Proposal and intends to authorize the Company to enter into a binding written agreement with respect thereto, (v) within five business days of receipt of such written notification by Parent, Parent does not make an offer that the Company’s board of directors determines, in good faith after consultation with its outside legal counsel and independent financial adviser, to be at least as favorable to the Company’s shareholders as the Company Superior Proposal), and (vi) the Company pays the Termination Fee (as defined below) at or prior to the termination of the Merger Agreement; provided, however, that in the event that the determination by the Company’s board of directors that such Alternative Transaction Proposal constitutes a Company Superior Proposal is made less than five business days prior to the scheduled expiration date of the Offer, Parent shall have the right, in its sole discretion, to either (A) reduce the five-day period described above or (B) extend the Offer, in either case so that such five-day period will end one day prior to the expiration date of the Offer;

•	by the Company if Parent or Purchaser has (i) failed to commence the Offer within ten business days of the date hereof (assuming that the Company has timely complied with its obligations to cooperate with Parent and Purchaser in connection with the Offer), or (ii) failed to pay pursuant to the Offer in accordance with the Merger Agreement for Shares tendered and accepted for payment in the Offer by Purchaser.
     Effect of Termination. If the Merger is abandoned and the Merger Agreement is terminated as provided therein, the Merger Agreement will become void and of no effect, and neither Parent, the Company or Purchaser shall have any liability to any other party under the Merger Agreement other than for (i) the payment of all amounts due pursuant to the Termination Fee, the sections dealing with expenses, and the sections dealing with indemnification (ii) all damages and other amounts due in connection with fraud or the intentional or willful breach of its representations, warranties, covenants or other agreements contained in the Merger Agreement. The obligations under the exclusivity agreement signed by Parent and the Company shall also survive a termination of the Merger Agreement.
     If the Merger Agreement is terminated (i) by Parent or Purchaser pursuant to the sixth bullet point under the subsection “Termination”, or (ii) by the Company pursuant to the seventh bullet point under the subsection “Termination”; then the Company will pay to Parent substantially concurrently with such termination, in the case of a termination by the Company, or within 2 business days thereafter in the case of a termination by Parent, an amount equal to $3,373,000 (the “Termination Fee”).
     In the event that the Merger Agreement is terminated pursuant to the fourth bullet point under the subsection “Termination”, the Company shall promptly reimburse Parent for its and Purchaser’s reasonable out-of-pocket fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. If prior to such termination an Alternative Transaction Proposal shall have been publicly disclosed or otherwise communicated to the Company its board of directors and not withdrawn and within six months after such termination, the Company consummates a transaction contemplated by any Alternative Transaction Proposal, then the Company will pay to Parent the Termination Fee (less any amount previously paid) on the date no later than 2 business days after the consummation of a transaction that constitutes an Alternative Transaction Proposal. The Company will not be obligated to make such payment if such transaction (x) results in the Company’s shareholders constituting at least sixty percent (60%) of the equity holders of the surviving entity and (y) was not the Alternative Transaction Proposal publicly disclosed or otherwise communicated to the board of directors prior to the termination of the Merger Agreement. For purposes of the immediately preceding sentence, the term “Alternative Transaction Proposal” shall have the meaning assigned to such term as defined above, except that the references to “ten percent (10%)” therein shall be deemed to be references to “a majority.”
     In the event that the Merger Agreement is terminated pursuant to the fifth bullet point under the subsection “Termination”, Parent will promptly reimburse Company for Company’s reasonable out-of-pocket fees, costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby.
     In the event the Merger Agreement is terminated pursuant to the clause (ii) of the eighth bullet point under the subsection “Termination”, a fee in the amount of $3,373,000 will be paid by the Parent to the Company within two business days of termination.
     Amendment and Waiver. Prior to the Effective Time, the Merger Agreement may be amended, modified and supplemented in writing by the parties hereto and any failure of any of the parties hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other parties hereto.
     Expenses. Except as otherwise set forth in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that, the Company and Parent shall share equally all fees for filing any notice or other document under applicable antitrust law, including pursuant to the HSR Act.
     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Company Common Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Company Common Shares, if:
     (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended; or

     (ii) on any scheduled expiration date of the Offer, as the same may be extended, any of the following events or circumstances shall occur or exist or shall be reasonably determined by Parent or Purchaser to have occurred or exist:
          (a) any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated;
          (b) any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related legal requirements shall not have expired or been terminated, and any consent required under any applicable foreign antitrust or competition-related legal requirement in connection with the Offer or the Merger shall not have been obtained or not be in full force and effect;
          (c) with certain exceptions, any change, effect, result, event occurrence or state of facts that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or which is or would be reasonably expected to be materially adverse to the ability of the Company to consummate the transactions contemplated in the Merger Agreement (“Company Material Adverse Effect”);
          (d) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Global Select Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets that have a disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other industry participants, or (iii) a commencement of war or armed hostilities (other than a continuation of such wars, conflicts or actions in which the United States armed forces were engaged as of the date of the Agreement) directly involving the United States or any other jurisdiction in which the Company or any of the Company’s Subsidiaries has material assets or operations, provided that such action results in a Company Material Adverse Effect or materially or adversely affects or delays the consummation of the Offer;
          (e) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or similar qualification contained therein) shall not be true and correct, as of the date of the Merger Agreement or as of a date subsequent to the date of the Merger Agreement as if made on such subsequent date, except to the extent the failure of any such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification contained therein), taken together in their entirety, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that any such breach capable of being cured has not in fact been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire in accordance with the Merger Agreement);
          (f) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in the Agreement and required to be performed or complied with by it and such failure would reasonably be expected to have a Company Material Adverse Effect and such failure is incapable of being cured or has not been cured during the grace period described in the proviso below; provided, however, if such breach is curable by the Company, then Parent may not terminate the Merger Agreement with respect to a particular breach prior to or during the ten business-day period commencing upon delivery by Parent of written notice to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach during such ten business-day period;
          (g) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement shall be pending or shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any law enacted or deemed applicable by a governmental entity to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

          (h) any antitrust regulator or body having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice or there would be outstanding any statute, regulation, decision or order which would or might:
•	impose any limitation on, or result in a delay in, the ability of Parent or Purchaser directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in the Company or its subsidiaries or on the ability of Parent directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, the Company or any of its subsidiaries, or

•	require Parent, Company or Purchaser to divest any of their respective assets or businesses in connection with the Offer and the Merger or any of the transactions contemplated by the Merger Agreement;
          (i) the failure of the Company to obtain any necessary consent to the transactions contemplated by the Merger Agreement required by the contracts with the Company’s vendors identified in writing by Parent to the Company on or prior to the date of the Merger Agreement; or
          (j) the Merger Agreement has been terminated in accordance with its terms.
The foregoing conditions are for the sole benefit of Parent and Purchaser. Except for the Minimum Condition, the foregoing conditions may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
The Tender and Voting Agreement.
     Concurrently with the execution of and in order to induce Parent and Purchaser to enter into the Merger Agreement, certain shareholders of the Company (the “Supporting Stockholders”) entered into the Tender and Voting Agreement with Parent and the Purchaser. The following summary description of the Tender and Voting Agreement is qualified in its entirety by reference to the Tender and Voting Agreement, which is filed as Exhibit 3 to the Schedule 13D filed with the Commission.
     Tender of Shares. Each Supporting Stockholder has agreed to validly tender (or cause the record owner of such Shares to validly tender) and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the 20th business day after commencement of the Offer, all Shares which are beneficially owned by such Supporting Stockholder as of the date of tender, including any Shares which such Supporting Stockholder acquires beneficial ownership of after the date of the Tender and Voting Agreement and prior to the termination of the Tender and Voting Agreement (collectively, the “Covered Shares”).
     Voting Agreement. Each Supporting Stockholder has agreed, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, to vote (or cause to be voted) all Covered Shares, (a) in favor of adopting the Merger Agreement and any transactions contemplated thereby, (b) against any proposal relating to any Alternative Transaction Proposal and (c) against any proposal, action or agreement that would delay, prevent or frustrate the Offer and the related transactions contemplated by the Merger Agreement.
     Irrevocable Proxy. Each Supporting Stockholder has irrevocably granted Purchaser and any of its designees the Supporting Stockholder’s irrevocable proxy to vote all of the Supporting Stockholder’s Covered

Shares or grant a consent or approval in respect of the Covered Shares to secure the performance of the duties of such Supporting Stockholder.
     Restriction on Transfer of Covered Shares, Proxies and Noninterference. Each Supporting Stockholder has undertaken that such Supporting Stockholder will not offer to transfer, transfer or consent to any transfer of, any or all of the Covered Shares or other shares over which he has voting and dispositive power, or any interest therein without the prior written consent of Purchaser or grant any proxy or power-of-attorney with respect to the Covered Shares.
     Termination. The Tender and Voting Agreement will terminate upon the date of the termination of the Merger Agreement without the Merger having been consummated.
     As of February 16, 2010, the Supporting Stockholders beneficially owned an aggregate of 2,926,186 Shares.